EXHIBIT 99.1

News Release

CONTACT:	TOM LAMPEN, CHOICEONE BANK (616) 887-2337 TLAMPEN@CHOICEONE.COM

ChoiceOne Financial Announces Earnings For 2012

Sparta, Michigan - January 28, 2013 - ChoiceOne Financial Services, Inc. (OTCBB:COFS), parent company for ChoiceOne Bank, today reported full year net income of $4,262,000 for 2012, compared to $3,513,000 for 2011, which represented an increase of $749,000. Earnings per share were $1.29 for 2012 compared to $1.07 for the prior year. Net income for the fourth quarter of 2012 was $1,104,000 or $0.33 per share, compared to $1,019,000 or $0.31 per share in the same quarter in 2011.

"We are very excited to report a record year of profitability for our community bank", said James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. "Our total of past due and nonaccrual loans declined to their lowest level in 5 years. Our volume of residential mortgage loan activity exceeded our expectations as we helped many local families refinance their home mortgages and reduce their loan payments or acquire new homes with historically low interest rates. Our assets and deposits continued to grow in 2012 and for the first time our total assets exceeded $500 million."

The increase in net income in both the fourth quarter and the year of 2012 compared to the same periods in 2011 was due to a lower provision for loan losses and higher noninterest income. These were partially offset by lower net interest income and higher noninterest expense in the fourth quarter and the year of 2012 compared to the same periods in 2011.

Net interest income was $128,000 lower in the fourth quarter of 2012 and $247,000 lower for the year of 2012 than in the same periods in 2011. Average earning assets were $16.5 million higher for the year of 2012 than in the same period in 2011. The average balance of loans for 2012 was $9.4 million lower compared to the prior year, primarily due to payments received on agricultural and other commercial loans. The average balance of securities for 2012 was $24.4 million higher compared to 2011 as securities were purchased to provide growth in earning assets. ChoiceOne's net interest spread was 18 basis points lower in 2012 than in 2011 because of the low interest rate environment. The interest spread decrease was caused by reductions in rates earned on loans and investment securities that were greater than rate decreases on funding sources.

The provision for loan losses was $540,000 in the fourth quarter of 2012 and $2,515,000 for 2012, compared to $900,000 and $3,700,000, respectively, in the same periods in 2011. The decrease in the provision in 2012 was based on lower net charge-offs than in the prior year and a reduction in nonperforming loans from the end of 2011 to the end of 2012. Net charge-offs were $461,000 in the fourth quarter and $1,876,000 for 2012, compared to $521,000 and $3,216,000, respectively, in the same periods in 2011. ChoiceOne's allowance for loan losses was 1.88% of total loans as of December 31, 2012, compared to 1.91% as of September 30, 2012 and 1.63% as of December 31, 2011. Total nonperforming loans were $5.9 million as of December 31, 2012, compared to $7.5 million as of September 30, 2012 and $6.7 million as of December 31, 2011. The decrease in nonperforming loans since the end of 2011 was due to a reduction of $1.8 million in the balance of troubled debt restructurings, which was partially offset by growth of $0.5 million each in loans past due 90 days or more and still accruing and troubled debt restructurings. Of the total of $3.3 million of loans classified as troubled debt restructurings as of December 31, 2012, approximately $2.1 million are current as to payments and performing as to their new terms.

Noninterest income increased $226,000 in the fourth quarter and $750,000 for 2012 compared to the same periods in 2011. Customer service charges increased $63,000 in the fourth quarter of 2012 after declining $152,000 in the first three quarters of 2012 compared to the same periods in 2011. Growth in debit card activity helped to grow customer service charges fee income in late 2012. Gains on sales of loans grew $152,000 in the fourth quarter and

$962,000 for 2012 compared to the same periods in 2011 as mortgage refinancing activity was stimulated by low interest rates for long-term fixed rate mortgage loans. Gains on sales of securities increased $50,000 in the fourth quarter and $290,000 for 2012 over the same periods in 2011 due to a higher level of sales activity. Net losses on sales of other assets were $387,000 higher for 2012 than in the prior year as a result of write-downs of foreclosed properties.

Noninterest expense increased $315,000 in the fourth quarter and $656,000 for 2012 compared to the same periods in 2011. Salaries and benefits expense grew $244,000 in the fourth quarter and $525,000 for 2012 compared to the same periods in 2011 as a result of higher commission expense related to mortgage originations, performance bonuses, and supplemental retirement expense. Data processing expense increased $35,000 in the fourth quarter and $112,000 for 2012 compared to the same periods in 2011 as a result of higher software maintenance costs. Professional fees grew $26,000 in the third quarter of 2012 and $94,000 for 2012 compared to the same periods in 2011 due to increased use of outside consultants. FDIC insurance cost decreased $111,000 for 2012 compared to 2011 due to a change in the assessment base for insurance beginning in the second quarter of 2011.

Total assets declined $1.4 million in the fourth quarter of 2012 and grew $13.0 million in the twelve months ended December 31, 2012. Cash and cash equivalents decreased $7.9 million in the fourth quarter of 2012 and grew $1.9 in 2012. Securities decreased $3.7 million in the fourth quarter of 2012 after growing $23.9 million in the first three quarters of 2012. Net loans grew $9.8 million in the fourth quarter of 2012, in contrast with a decline of $18.6 million in the first three quarters of 2012. The loan growth in the fourth quarter of 2012 was funded by the decrease in securities and growth in deposits. Growth in commercial and industrial loans, agricultural loans, and residential real estate loans in the fourth quarter of 2012 was partially offset by a reduction in commercial real estate loans. Total deposits increased $4.2 million in the fourth quarter of 2012 and $20.8 million in 2012. Noninterest-bearing demand deposits grew $19.8 million in the fourth quarter of 2012 and $23.6 million since the end of 2011.

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates twelve full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties in Michigan. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is publicly traded and is available on the OTCBB under the symbol "COFS." For more information, please visit ChoiceOne's website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)
(In Thousands)	12/31/2012	9/30/2012	12/31/2011
Cash and Cash Equivalents	$19,034	$26,966	$17,125
Securities	138,242	141,958	118,025
Loans, Net of Allowance For Loan Losses	307,490	297,597	316,176
Premises and Equipment	12,121	11,736	12,080
Cash Surrender Value of Life Insurance Policies	9,970	9,891	9,834
Goodwill and Other Intangible Assets	15,452	15,564	15,900
Other Assets	6,604	6,599	6,774

Total Assets	$508,913	$510,311	$495,914

Noninterest-bearing Deposits	$101,861	$82,092	$78,263
Interest-bearing Demand Deposits	127,376	151,176	127,505
Savings Deposits	63,405	51,556	46,737
Local Certificates of Deposit	130,057	131,668	144,983
Nonlocal Certificates of Deposit	1,500	3,548	5,877
Borrowings	19,992	25,690	30,316
Other Liabilities	4,217	4,245	4,329

Total Liabilities	448,407	449,975	438,010

Shareholders' Equity	60,506	60,336	57,904

Total Liabilities and Shareholders' Equity	$508,913	$510,311	$495,914

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Twelve Months Ended
(In Thousands, Except Per Share Data)	12/31/2012	12/31/2011	12/31/2012	12/31/2011
Interest Income
Loans, including fees	$4,092	$4,621	$16,875	$18,398
Securities	839	783	3,319	3,057
Other	6	4	25	20
Total Interest Income	4,937	5,408	20,219	21,475

Interest Expense
Deposits	444	676	2,087	2,956
Borrowings	39	150	457	597
Total Interest Expense	483	826	2,544	3,553

Net Interest Income	4,454	4,582	17,675	17,922
Provision for Loan Losses	540	900	2,515	3,700
Net Interest Income After Provision
for Loan Losses	3,914	3,682	15,160	14,222

Noninterest Income
Customer service charges	904	841	3,365	3,454
Gains on sales of loans	428	276	1,634	672
Gains on sales of securities	112	62	419	129
Gains (losses) on sales of other assets	(38)	(40)	(358)	29
Other income	429	470	1,829	1,855
Total Noninterest Income	1,835	1,609	6,889	6,139

Noninterest Expense
Salaries and benefits	2,074	1,830	7,873	7,348
Occupancy and equipment	545	523	2,256	2,247
Data processing	473	438	1,852	1,740
Professional fees	237	211	887	793
FDIC insurance	87	83	377	488
Other expense	835	851	3,199	3,172
Total Noninterest Expense	4,251	3,936	16,444	15,788

Income Before Income Tax	1,498	1,355	5,605	4,573
Income Taxes	394	336	1,343	1,060

Net Income	$1,104	$1,019	$4,262	$3,513

Basic Earnings Per Share	$0.33	$0.31	$1.29	$1.07
Diluted Earnings Per Share	$0.33	$0.31	$1.29	$1.07

Performance Ratios
Return on Average Assets (Annualized)			0.85%	0.72%
Return on Average Equity (Annualized)			7.21%	6.26%
Net Interest Margin (Tax Equivalent) (1)			3.96%	4.14%
Efficiency Ratio			68.1%	66.0%
Net Loan Charge-offs			$1,876	$3,216
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)			0.61%	1.01%

(1) The presentation of net interest margin on a tax-equivalent basis is not in accordance with generally accepted accounting principles ("GAAP"), but is customary in the banking industry. This non-GAAP measure ensures comparability of net interest margin arising from both taxable and tax-exempt loans and investment securities. The tax-equivalent adjustment uses an incremental tax rate of 34%.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "believes," "expects," "predicts," "may," "could," "continue," and variations of such words and similar expressions are intended to identify forward-looking statements. Management's determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary) and management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their abilities to repay loans; changes in the local and national economies; changes in market conditions; the level and timing of asset growth; various other local and global uncertainties such as acts of terrorism and military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and credit availability and concerns about the Michigan economy in particular. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne executives are available by calling Tom Lampen at (616) 887-2337 or tlampen@choiceone.com. Electronic versions of official headshots are also available.